Exhibit 10.1

SETTLEMENT AGREEMENT AND ROYALTY
AND SHARE BUY BACK

This Agreement is entered into and effective as of February 1, 2013 by and between SECUREALERT, INC., a Utah corporation (“SA”) with its principal executive office located at 150 West Civic Center Drive, Suite 100, Sandy, Utah 84070, BORINQUEN CONTAINER CORPORATION (“BQN”) a Puerto Rican corporation, with a principal mailing address of P.O. Box 36477 San Juan, Puerto Rico 00936-4744, and Sapinda Asia Limited, a British Virgin Islands corporation (“Sapinda”). SA, BQN and Sapinda are also referred to individually as a “party” and collectively as the “parties.”

WHEREAS, SA and BQN entered into that certain Royalty Agreement dated July 1, 2011, subsequently amended effective as of July 1, 2011 (the “Royalty Agreement”) granting BQN the right to receive royalties based on income derived by SA in the Territory (as defined in the Royalty Agreement).  The parties agree that SA owes BQN certain amounts for royalties earned by BQN under the Royalty Agreement and for other concepts; and

WHEREAS, the parties later entered into certain agreements for the sale of BQN’s rights under the Royalty Agreement and for the sale of BQN’s shares of stock in SA (herein referred to as the “Buy Back Agreements”) and Sapinda and SA defaulted under those agreements. In connection with those agreements SA and Sapinda entered into a $16,640,000 loan agreement and

WHEREAS, BQN terminated the Buy Back Agreements, and

WHEREAS, SA desires to purchase BQN’s rights under the Royalty Agreement and pay BQN all amounts owed to BQN under that agreement and Sapinda has agreed to contribute funds to SA to enable SA to purchase such royalty rights; and

WHEREAS, Sapinda desires to purchase all of BQN’s shares of stock in SA, and

WHEREAS, the parties and Tetra House Pte. Ltd., a Singapore corporation, (“TH”) desire to release each other from any claims that they may have against each other under the Royalty Agreement and the Buy Back Agreements and any extensions or amendments thereof,

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and good and valuable consideration between the parties, the adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1. Initial Payment:  Simultaneously with the execution of this agreement SA will make a payment to BQN of Thirteen Million Dollars ($13,000,000.00) by wire transfer of immediately available funds from a bank in the United States.

2. Second Payment: Not later than February 28, 2013, Sapinda will pay BQN  Five Million Dollars ($5,000,000.00) consisting of Three Million Dollars ($3,000,000.00) by wire transfer of immediately available funds from a bank in the United States and Two Million Dollars ($2,000,000.00) that BQN has previously received from Sapinda. In the event of a failure by Sapinda to make this second payment BQN shall return One Million Dollars ($1,000,000.00) to Sapinda and shall be entitled to keep all of its shares in SA and all monies previously received from Sapinda as liquidated damages.

3. Settlement of Claims and Transfer of Shares and Royalty Rights:  BQN’s royalty rights will be transferred to SA immediately upon receipt of the Initial Payment by BQN at its bank in Puerto Rico and the parties and TH will release each other fully from any and all claims that any of the parties may have against each other that may arise under the Royalty Agreement and the Buy Back Agreements and any extensions or amendments thereof. BQN agrees to provide a revocable proxy to Sapinda of all its shares in SA for a period of one year, renewable for a maximum of four more years based on a review and discussion between BQN and Sapinda of the performance and future plans of SA. In addition, upon receipt by BQN of the Second Payment, BQN will assign all of its shares in SA to Sapinda and the parties will release each other fully from any and all claims that any of the parties may have against each other that may arise under this agreement or under the Royalty Agreement and the Buy Back Agreements.

4. Representations and Warranties of the parties:   SA, BQN and Sapinda, and each of them, represents and warrants that it possesses all of the rights and authority necessary to enter into and fulfill its obligations under this Agreement.

5. Additional Actions:  Each of the parties hereto covenants and agrees, at its own cost and expense, to execute and deliver, at the request of any other party hereto, such additional documents and instruments and to take such other action as such other party may reasonably request to consummate the transactions contemplated herein.

5.1   Sapinda shall enter into a Revolving Loan Agreement with SA wherein SA can borrow up to $1,200,000 at an interest rate of three percent (3%) per annum for unused funds and ten percent (10%) per annum for borrowed funds.  The term of the agreement shall run until June 30, 2014.

6. Miscellaneous:

(a) Applicable Law.  This Agreement shall be interpreted under the laws of the Commonwealth of Puerto Rico and any dispute arising under this Agreement shall be decided in the courts of Puerto Rico.

(b) Severability.  In the event that in any legal proceeding it is determined that any of the sections of this Agreement or any subsection, provision, or part thereof is severed from this Agreement for the purposes only of particular legal proceedings in question, and this Agreement, and the said section, subsection, provision or part thereof, shall in every other respect continue in full force and effect.

(c) Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

(d) Amendment.  No amendment, supplement, modification, waiver or termination of this Agreement or any provision hereof shall be binding unless executed in writing by the party to be charged therewith.  No waiver of any provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(e) Counterparts.  This Agreement may be executed by facsimile or electronically (e-mail) and in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(f) Attorney’s Fees.  In the event of any lawsuit, action, proceeding or mediation brought by either party for a breach of any term or provision hereof, or to enforce any term or provision hereof, the prevailing party shall be entitled to reasonable attorney’s fees in addition to court costs and other expenses of litigation or mediation in said action or proceeding.  For purposes of this Agreement “prevailing party” includes, without limitation, a party who agrees to dismiss an action or proceeding upon the other party’s payment of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WEREOF, each of the parties has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date first set forth above.

SECUREALERT, INC.
A Utah corporation

By;  /s/ George Schmitt
George Schmitt
Executive Committee Acting CEO

By:  /s/ Winfried Kunz
Winfried Kunz
Executive Committee Acting CEO

BORINQUEN CONTAINER CORPORATION
A Puerto Rico Corporation

By:  /s/ Hector Gonzalez
Hector Gonzalez
Chairman of the Board of Directors

SAPINDA ASIA LIMITED
A British Virgin Islands corporation

By:  /s/ Lars Windhorst
Lars Windhorst
  CEO

TETRA HOUSE PTE. LTD.
A Singapore corporation

By: /s/ Luc Ceulemans
Luc Ceulemans
Director